SUBORDINATED NOTE

December 27, 1996                                                    $5,000,000

     FOR VALUE RECEIVED, Community Care of America, a Delaware corporation (the "Maker"), having an address at 3050 N. Horseshoe Drive, Naples, FL 33942, hereby promises to pay to the order of IHS Financial Holdings, Inc., a Delaware corporation ("Payee"), or assigns, in lawful money of the United States at its address at 10065 Red Run Boulevard, Owings Mills, MD 21244, or at such other address as the holder of this Note shall specify from time to time to the Maker, on the second anniversary of the date hereof, such amounts as are advanced to the Maker by the holder of this Note from time to time in accordance with the Credit Agreement (as hereinafter defined), such principal amount not to exceed in the aggregate at any one time Five Million Dollars ($5,000,000), and which shall be then outstanding. All amounts due under this Note shall bear interest at the Applicable Rate (as hereinafter defined) as in effect from time to time, payable on each date when a payment of principal is made or due and, commencing with and continuing after January 1, 1997, on the first day of each calendar month of each year.

     The "Applicable Rate" shall mean two percent (2%) above the rate of interest charged to Integrated Health Services in that certain Revolving Credit Agreement by and between Integrated Health Services, Inc., as Borrower, and Citibank, N.A., as Lender, dated May 16, 1996 (hereinafter referred to as the "Citibank Rate"), or any replacement of such senior secured debt.

     Upon and during the continuance of an Acceleration Event (as defined below), all amounts payable under this Note shall accrue interest at a rate per annum equal to three percent (3%) in excess of the Applicable Rate (the "Default Rate"). Any such default interest shall be due on demand.

In the event that any payment, including, without limitation, interest or principal, required to be made by the Borrower under this Note shall not be received by the Lender within ten (10) days after the same shall be due and payable, the Lender may charge, and if so charged, the Borrower shall pay upon demand, a late charge of five cents ($0.05) for each dollar ($1.00) of such delinquent payment. This Note may be prepaid in whole at any time or in part from time to time without penalty. Each such prepayment shall be applied first to unpaid fees and charges under this note, accrued and unpaid interest and then to principal.


At the time of making of each advance by the holder of this Note to the Maker, and upon each payment of principal of any such advances the holder of this Note shall, and is hereby authorized to, make a notation on the Grid attached hereto and made a part hereof, of the date and the amount of such advance or payment, as the case may be. The notations on the Grid shall constitute prima facie evidence of the amount of principal outstanding under this Note from time to time. Notwithstanding the foregoing, the failure to make a notation with respect to any advance or payment shall not limit or otherwise affect the obligation of the Maker hereunder with respect to any advance or payment. Although this Note is dated the date of issue, interest in respect hereof shall be payable only for the periods during which the advances evidenced hereby are outstanding and although the stated principal amount of this Note shall be Five Million Dollars ($5,000,000), this Note shall be enforceable, with respect to the Maker's obligation to pay this principal amount hereof, only to the extent of the unpaid principal amount of the advances at the time evidenced hereby.



This is the Grid Note referred to in, and is entitled to the benefits of the Revolving Credit Agreement of even date herewith between Payee and the Maker (the "Credit Agreement"). Without limiting the generality of the foregoing, Payee's obligation to make advances to the Maker under this Note shall be governed by the Credit Agreement. The remedies of the holder of this Note as provided herein, in the Credit Agreement, or in any other loan or security instrument, agreement or document, or any of them relating to this Note, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of the holder of this Note and may be exercised as often as occasion therefor shall occur.


If an Acceleration Event shall occur, then, at the option of the holder hereof upon written notice thereof to the Maker, all amounts then outstanding under this Note shall become immediately due and payable; provided, however, if an Acceleration Event as defined in Paragraph (e) of the next succeeding paragraph shall occur with respect to the Maker, then this Note automatically shall become immediately due and payable in its entirety.


An "Acceleration Event" shall be deemed to have occurred hereunder if:

     a) the Maker shall fail to pay any amount due under this Note for more than ten (10) days after the holder of this Note shall have given the Maker notice of such failure;

     (b) the Maker shall breach any of its obligations under this Note or the Credit Agreement (other than for the payment of any amount due under this Note) and such breach shall continue for thirty (30) days after the holder of this Note shall have given the Maker notice of said default;

     (c) any statement, representation, or warranty of the Maker contained in this Note or the Credit Agreement shall be untrue in any material respect when made;

     (d) any creditor of the Maker or of any principal subsidiary of the Maker (other than any creditor identified in writing by Maker to Payer prior to execution and delivery of this Note, with respect to the amount so specified) shall give notice or demand that any obligations of the Maker or of such subsidiary for the payment of money due to such creditor in an amount not less than $100,000 be immediately paid or otherwise declares such obligations to become immediately due and payable; or

     (e) the Maker or any principal subsidiary of the Maker, shall become insolvent or bankrupt or make an assignment for the benefit of creditors or consent to the appointment of a trustee or receiver; or a trustee or a receiver shall be appointed for any of them or for a substantial part of its or his respective property; or bankruptcy, liquidation, termination of existence, reorganization or insolvency or similar proceedings shall be instituted by or against any of them; or

     (f) there shall be a Fundamental Event (as hereinafter defined) of the Maker.

     A "Fundamental Event" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Maker or any principal subsidiary of the Maker in which the Maker or such subsidiary, as the case may be, is not the continuing or surviving corporation or pursuant to which shares of the capital stock of the Maker or such subsidiary would be converted into cash, securities or other property, other than a merger of the Maker or such subsidiary, as the case may be, in which the holders of the capital stock thereof immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Maker or any of its principal subsidiaries (including by way of management agreement), or
(ii) stockholders of the Maker shall approve any plan or proposal for liquidation or dissolution of the Maker or any principal subsidiary of the Maker, or (iii) any new person or group (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the capital stock of the Maker, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Maker stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (v) the Maker or any principal subsidiary of the Maker shall issue any equity securities or any securities convertible into or exchangeable for equity securities in an aggregate amount in excess of 30% percent (thirty percent) of the equity of the Maker or such principal subsidiary on a fully diluted basis on the date hereof.

     The indebtedness represented by this Note (including the interest thereon) shall be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). By accepting this Note, the Payee agrees from time to time to enter into such commercially reasonable subordination agreements with or for the benefit of holders of Senior Indebtedness as such holders shall reasonably require from time to time to evidence the subordination of the Payee's rights hereunder to the rights of the holders of Senior Indebtedness; provided such agreements shall contain only subordination provisions ordinarily obtained by such holders under similar circumstances, provided, further, that Payee shall not be required to return any payment made prior to the receipt of a written notice of an Event of Default from the holder of the Senior Indebtedness. Each such subordination agreement is sometimes referred to in this Note as a "Subordination Agreement" and collectively as the "Subordination Agreements". "Senior Indebtedness" means (a) the principal of, premium, if any, and interest on, and all other obligations to pay money or expend funds under, all Indebtedness to Daiwa Bank, Health and Retirement Properties Trust ("HRPT") or any other lender or lessor which replaces, refinances, or succeeds to the position, in whole or in part, of Daiwa Bank, or HRPT, in an amount not to exceed thirty million dollars ($30,000,000); and (b) any amendments, modifications, deferrals, renewals or extensions of any such Senior Indebtedness, or debentures, notes or other evidences of indebtedness issued in exchange for any such Senior Indebtedness. The term "Indebtedness" as used in the foregoing sentence means any liability of the Maker (i) for money borrowed from, or the issuance of letters of credit and other financial accommodations by, any bank, financial institution or other lender, or (ii) arising under a lease of property, equipment or other assets whether or not classified upon the balance sheet of the Maker as a liability of the Maker, or (iii) arising under a guaranty by the Maker of the liability of another (including any subsidiary of the Maker) where the liability of the Maker arising thereunder is, under the express provisions of such guaranty, superior in right of payment to this Note.

     Subject to the payment in full of all Senior Indebtedness, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Maker applicable to the Senior Indebtedness until all amounts owing on this Note shall be paid in full, and, as between the Maker, its creditors other than holders of Senior Indebtedness, and the holder of this Note, no payment or distribution of cash, property or securities made to the holders of Senior Indebtedness by virtue of the subordination provisions hereof which otherwise would have been made to the holder of this Note shall be deemed to be a payment by the Maker on account of the Senior Indebtedness, and no payment or distribution of cash, property or securities made to the holder of this Note by virtue of the subrogation provided for herein which otherwise would have been made to the holders of Senior Indebtedness shall be deemed to be a payment on account of this Note; it being understood that the provisions hereof are, and are intended solely, for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

     The obligation of the Maker to pay to the holder of this Note the principal of and interest on this Note and all other sums due in connection herewith as and when the same shall become due and payable in accordance with the terms hereof is absolute and unconditional. The holder of this Note shall be entitled to exercise singularly or cumulatively and in any order, all remedies permitted by applicable law, equity, this Note, or otherwise upon default hereunder.

     The Maker agrees to pay all costs of collection arising out of or under this Note, including, without limitation, reasonable attorneys' fees and expenses. Such costs shall be due on demand.

     Anything to the contrary contained in this Note notwithstanding, at no time shall the Maker be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject the holder hereof to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Maker is permitted by applicable law to contract or agree to pay. If, by the terms of this Note or any security agreement, the Maker is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the applicable interest rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

     The obligations hereunder shall be binding upon the successors and assigns of the Maker. The Maker, for itself and its successors and assigns, and each endorser, co-obligor, surety and guarantor hereof, hereby waives presentment for payment, notice of nonpayment or dishonor, protest, notice of protest and all other notices in connection with delivery, acceptance, performance or enforcement of this Note. [SIGNATURE ON NEXT PAGE]

                                            This  Note  shall  be  construed  in
                                            accordance  with and governed by the
                                            laws  of  the   State  of   Maryland
                                            applicable  to  contracts  executed,
                                            delivered and to be fully  performed
                                            in  Florida  without  regard  to its
                                            choice of law provisions.  COMMUNITY
                                            CARE OF AMERICA, INC.


                                            By:      __________________________
                                                      Gary Singleton, President

                                      GRID

                          ADVANCE AND PAYMENT SCHEDULE


                              Amount of         Unpaid         Name of
  Date of     Amount of     Principal Paid     Principal    Person Making
  Advance      Advance        or Prepaid        Balance        Notation
  -------      -------        ----------        -------        --------